Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

August 20, 2024

The Board of Directors

Motorsport Games Inc.

5972 NE 4th Avenue

Miami, Florida 33137

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of up to 949,310 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Motorsport Games Inc., a Delaware corporation (the “Company”), which include the following: (i) Series A warrants (the “Series A Warrants”) to purchase up to 460,830 shares of Class A common stock (the “Series A Warrant Shares”); (ii) Series B warrants (the “Series B Warrants,” and collectively with the Series A Warrants, the “Purchase Warrants”) to purchase up to 460,830 shares of Class A common stock (the “Series B Warrant Shares”); and (iii) Placement Agent Warrants (the “Placement Agent Warrants” and collectively with the Purchase Warrants, the “Warrants”)) to purchase up to 27,650 shares of Class A common stock (the “Placement Agent Warrant Shares” and collectively with the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”) issued to H.C. Wainwright & Co., LLC.

In our capacity as counsel to the Company, we have examined the Registration Statement, the Warrants, and original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that, the Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP